Consent of Independent Registered Public Accounting Firm

We have issued our report dated August 19, 2010, accompanying the financial statements and selected per share data and ratios of Armstrong Associates, Inc. We consent to the use of the aforementioned report and to the use of our name as it appears in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the caption "Other Information - Independent Auditors".

/s/ Travis Wolff, LLP
Dallas, Texas
October 25, 2010

Known internationally as Moore Stephens TrabisWolff, LLP